Exhibit 99.1

CONTACTS:

Investor Contact:	Brett Ellis
(866) 377-3747
bellis@fairpoint.com

Media Contact:	Rose Cummings
(704) 602-7304
rcummings@fairpoint.com

FAIRPOINT ANNOUNCES VERIZON-PROPOSED DESIGNEES TO
BOARD OF DIRECTORS

All Candidates with Strong Ties to Northern New England

CHARLOTTE, NC (November 26, 2007)– FairPoint Communications, Inc. (NYSE: FRP), a leading provider of communications services to rural and small urban communities across the country, announced today that Verizon has submitted the names of three designees to fill open seats on FairPoint’s Board of Directors, which is called for in the merger agreement under which FairPoint has agreed to acquire Verizon’s landline operations in Maine, Vermont and New Hampshire.  The three designees are Robert A. Kennedy, president of the University of Maine; Michael R. Tuttle, president and chief executive officer of Merchants Bank; and Thomas F. Gilbane, Jr., chairman and chief executive officer of Gilbane Building Company.

Gilbane, Kennedy and Tuttle will be appointed to the FairPoint Board of Directors simultaneously with the closing of the acquisition.

“These three designees, all from New England, will complement the depth, experience and commitment of our current board of directors,” said Gene Johnson, chairman and chief executive officer of FairPoint. “Like our lead director Bonnie Newman – herself a northern New Englander who has years of leadership experience and association with professional groups within New England -- these designees are rooted in business, academia and finance. Each of them will provide meaningful insight and wisdom, ably representing our largest service area, and acting in the best interests of our shareholders and customers.  We look forward to their addition upon the close of the transaction.”

Kennedy became the University of Maine's 18th president on April 15, 2005.  He arrived at the university in 2000, first serving as vice president for academic affairs and provost, followed by an eight-month term as interim president.  Kennedy graduated from the University of Minnesota- Twin Cities, in 1968. After service in the U.S. Army, he earned a Ph.D. in botany from the University of California-Berkeley. He has held numerous positions at colleges and universities across the country including the University of Iowa, Washington State University, The Ohio State University, the University of Maryland and Texas A&M University. President Kennedy is a corporator of Bangor Savings Bank and a volunteer with the Maine Special Olympics.

Tuttle has been the president and CEO of Merchants Bank, a commercial bank with headquarters in Burlington, Vermont, since January 1, 2006.  He was the chief operating officer and senior lender of Merchants Bank from 1997 through 2005.  He is also a director of Merchants Bancshares. Tuttle received a Bachelor of Arts degree in economics from St. Lawrence University in 1977, and is a long-time resident of South Burlington.

Gilbane has served as chairman and CEO of Rhode Island-based Gilbane Building Company, one of the nation’s largest general contractors and construction managers, since January 1, 2004.  He has also served as vice president of Gilbane Inc., the parent company of Gilbane Building Company and Gilbane Development Company. He is a graduate of Harvard’s Graduate School of Business Advanced Management Program. He also received a Master of Science degree in civil engineering from Massachusetts Institute of Technology and holds a Bachelor of Science/Bachelor of Arts degree in business management from Babson College.

About FairPoint

FairPoint Communications, Inc. is an industry leading provider of communications services to rural and small urban communities across the country. Today, FairPoint owns and operates 30 local exchange companies in 18 states offering advanced communications with a personal touch including local and long distance voice, data, Internet, video and broadband services. FairPoint is traded on the New York Stock Exchange under the symbol FRP.  Learn more at www.fairpoint.com.

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission ("SEC"), including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the SEC.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.  Source: FairPoint Communications, Inc.,  www.fairpoint.com.

FairPoint has filed, and the SEC has declared effective, a registration statement in connection with the proposed merger.  FairPoint urges investors to read these documents and other materials filed and to be filed by FairPoint relating to the proposed merger because they contain and will contain important information.  Investors can obtain copies of the registration statement, as well as other filed documents containing information about FairPoint and the proposed merger, at www.sec.gov, the SEC’s website. Investors may also obtain free copies of these documents and FairPoint’s other SEC filings at www.fairpoint.com under the Investor Relations section, or by written request to FairPoint Communications, Inc., 521 E. Morehead Street, Suite 250, Charlotte, NC 28202, Attention: Investor Relations.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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